EXHIBIT 99.1

Xtreme Oil & Gas Announces Key Additions to the Board of Directors

PLANO, TX-- Xtreme Oil & Gas, Inc. (OTCQB: XTOG) (OTCBB: XTOG), an independent energy company engaged in the exploration, development, and production of crude oil, is pleased to announce the appointment of  Ret. Rear Admiral Ed Allen, and Mr. E. L. Shockey to the company’s Board of Directors.

"These additions to our Board of Directors provide significant human capital and numerous strategic benefits to our company as a whole,” stated Mr. Willard McAndrew, CEO of Xtreme Oil & Gas.  “The new Board members possess a diverse mixture of strategic industry relationships, and proven leadership abilities that will assist us in expanding our market presence in the oil and gas industry.  The Board now has the knowledge and experience to provide invaluable counsel and guidance to our management team in targeting key areas for profitable oil recovery and securing new contracts within our saltwater disposal business.”

Ret. Rear Admiral Ed Allen, honorably served the United States Navy for 30 years, achieving the rank of Rear Admiral.  Over the course of his career he led six operational commands before being appointed to on the Joint Chiefs of Staff.  He was awarded the United States Navy League John Paul Jones Award for Inspirational Leadership and the Tailhooker of the Year Award.  Following his service, Rear Admiral Allen joined Oracle Corporation, as Vice President of Business Development.  While in this role he focused on e-Business solutions for Department of Defense Agencies and was responsible for Oracle’s Leadership and Executive Coaching initiative. Following his tenure with Oracle, he became an executive coach and business consultant serving in the School of Management at the University of Texas at Dallas in its Executive Management and Coaching program.  He also serves as Vice Chairman of the Board and Regional Director for Cherry Financial Partners, Inc.

Mr. E. L. Shockey, is a former United States Navy service member with an extensive background in software development.  Mr. Shockey then became involved in the software and telephony industries at GE, RCA, Raytheon, and Northern Telecom.  He founded Computerware in 1978 and successfully developed and marketed a telephone company management system for shared tenant services.  Computerware was bought by a venture capital fund in 1986. Mr. Shockey then founded Telecommunications Support Systems (TSS) to dispatch substitute teachers for schools.  Its customers included 600 of the largest school districts in the U.S. and Canada. TSS was sold in 2000 and currently operates as eSchools Solutions, Inc.

Concurrent with the appointment of additional Board members, Xtreme Oil & Gas has made significant strides to better position the Company for future growth and business execution.

Recently, the Company announced oil and gas recovery from two well sites at their Oklahoma property, and successful water flood operations from its West Thirfty Texas location, a known precursor to oil production.  Xtreme also began drilling at its 8,500 acre property in Kansas and expects positive results in the near term.  Additionally, the Company has begun disposal operations on its first saltwater disposal well, an endeavor which is expected to generate up to $7 million in annual revenue.

About Xtreme Oil & Gas

Xtreme Oil & Gas, Inc. is a rapidly growing Dallas-based independent energy company engaged in the exploration, development, acquisition, and production of crude oil and natural gas with operations from properties it owns in Texas, Oklahoma, and Kansas. The company's oilfield services disposes of saltwater for independent energy producers.

Forward-Looking Statements

Statements included in this release related to Xtreme Oil & Gas, Inc. constitute or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as the inherent uncertainty of finding and developing oil and gas properties, the technological and financial difficulties inherent in these activities, the price of hydrocarbons and the Company's ability to estimate accurately net revenues due to variability in size, scope and duration of projects. Further information on potential risk factors that could affect the Company's financial results can be found in the Company's reports filed with the Securities and Exchange Commission.

Contact:

Company
Xtreme Oil & Gas, Inc.
(214) 432-8002
www.xtoginc.com

Investors
Alliance Advisors
Alan Sheinwald
212-398-3486